Exhibit 3.1


                                                  Official Translation.
                                             Jaime Alejandro Trevino Gonzalez.
                                                  Official Translator.



                              CEMEX, S.A. DE C.V.

                               CORPORATE BY-LAWS

ARTICLE 1. The company is an anonymous corporation of commercial nature, and shall be named "CEMEX", and this name shall always be followed by the words "Sociedad Anonima de Capital Variable" or their abbreviation, "S.A. de C.V."

ARTICLE 2. The purposes of the company are: I. The industrial production and commercial operation of Portland Cement; II. The industrial production and commercial operation of a products similar to Portland Cement, or related in any way to the production or sale of Portland Cement; III. The commercial or industrial operation of clay, limestone, sands, gypsum, and similar substances located in the properties of the Company, or in any other property to which the Company has exploitation rights; IV. To carry-on related operations to the purposes listed above, or that directly or indirectly may favor their performance; V. To acquire by purchase, contribution, exchange, lease or otherwise, machinery, tools, equipment, constructions materials, land, etc., and such other things as may be necessary or convenient for the most ample development and benefit of the Company, or that directly or indirectly may achieve its corporate purpose without any limitation; being able to organize or install other industrial plants in any place, to acquire or subscribe Shares, and to participate in the capital or management of other companies engaged in similar or different activities from those listed in sections I, II, III and IV of this Article; VI. The legal entities in which Cemex, S.A. de C.V. participates in the majority of Shares or equity interest, may not, directly or indirect, invest in Shares of such company, nor in any other company if the holding company is a shareholder of such company; VII. The issuance, endorsement, acceptance, aval or in any other way subscribe negotiable instruments and the performance of any kind of operations related to such instruments; VIII. To guarantee, bond or in general to guarantee with any kind of liens, including pledge or mortgage, obligations of its own or from third parties, with or without compensation, and consequently, to subscribe negotiable instruments, agreements and other documents that are necessary to perfect such guarantees.

ARTICLE 3. |The domicile of the company is the city of Monterrey, Nuevo Leon, Mexico, and the Company may establish branches or offices in any other place within the Mexican Republic or abroad as deemed appropriate by the Board of Directors of the Company.

ARTICLE 4. The effective term of the company shall be for the period commencing on May 28, twenty-eight, 1920, one thousand nine hundred twenty, and concluding on May 27, twenty-seven, 2100, twenty-one hundred.

ARTICLE 5. The company is Mexican. Any foreigner, that at the time of incorporation of the company or thereafter acquires a participation or becomes the owner of one or more Shares of the company shall be considered as Mexican with respect to that participation or ownership, and shall be deemed to have agreed not invoke the protection of its own government; provided that failure to comply with the foregoing paragraph may result in the forfeiture of such participation or ownership in favor of the Mexican State. The text of this Article shall be transcribed in its entirely in the share certificates representing the capital of the Company. The Company obtained from the Secretary of Foreign Relations the approval number 267, two hundred sixty-seven, issued as of February 4, four, 1927, one thousand nine hundred twenty-seven, further to the Organic Law of Section I of Article 27 of the Constitution and its Regulations.

ARTICLE 6. The corporate capital of the company shall be variable. The Minimum Fixed, not redeemable, part of such capital shall be the amount of $36,300,000.00 (thirty six million three hundred and 00/100 Mexican Pesos), represented by 3,267,000,000 (three thousand two hundred sixty-seven million) common, registered Shares, without par value, and the Variable Capital, which is subject to redemption, shall be unlimited. The common ordinary corporate capital, as well as the capital represented by class, whether in the fixed or the variable part, shall be represented by Series of Registered Shares without par value, together with their respective sub-series. Each time these By-laws make reference to a particular Series, either fixed or variable capital, shall be intended to making reference to the Sub-series issued, and shall be identified with the same letter that identify the Series and a number beginning with number 1 (one) and so on, as the case may be.

The common ordinary capital shall be represented by two Series, both in its Fixed and Variable Part. The Series "A" shall represent at least the (64%) sixty-four percent of the common ordinary capital, and the Series "B", or of unrestricted subscription, shall represent a maximum of (36%) thirty-six percent of such capital. In the event of class Shares, unless an approval to consider them as neutral investment further to the Foreign Investment Law, the capital represented by this kind of Shares shall also be for a minimum of (64%) sixty-four percent, subject to the same holding restrictions than the Series "A" common capital. The common ordinary capital, in the fixed part, shall be represented by 3,267,000,000 (three thousand two hundred and sixty seven million) Shares, out of which 2,178,000,000 (two thousand one hundred and seventy-eight million) correspond to the Series "A", and 1,089,000,000 (one thousand eighty-nine million) correspond to the Series "B". All the Shares of capital that form the capital of the Company, except for the holdings restrictions for each Series and the portion of the capital that such Shares represent, shall entitle to their Holders the same rights and duties. At all times, directly or indirectly, the Series "A" Shares may not be acquired by: (i) foreign individuals or corporations, or Mexican corporations without foreign exclusion clause, provided that such clause shall be included in their corporate by-laws of the acquirer, as well as in the by-laws of a company or partnership that participates in the corporate capital of such acquirer; (ii) by groups, units or associations that admit foreigners or that are foreign; (iii) by foreign governments or sovereign foreign entities. Class Shares may be acquired further to the terms and conditions set forth by the shareholders meeting authorizing the respective issuance. In the event of a violation of these restrictions, the acquisition shall be void and the Company shall not recognize the acquirer as title owner, and such person will not be able to exercise their corporate rights associated to the Shares.

For purposes of these by-laws, "Class Shares" shall mean the Shares not entitled to vote, as well as the Shares with limited corporate rights, and the Shares with restrictive voting rights.

ARTICLE 7. I. The Company may acquire Shares representing the capital of the Company. The acquisition shall be done in accordance to the following: (a) through the Stock Exchanges in which the Shares are traded; (b) against the Company's net worth while such Shares belong to the Company; (c) in the event such Shares are converted into treasury Shares, the corresponding capital reduction shall be performed, and such conversion or reduction of capital shall require no action or resolution from the Shareholders' Meeting; (d) the Ordinary General Shareholders' Meeting shall expressly resolve, for each fiscal year, the maximum amount of funds to be used for the acquisition of Shares. The sum of the funds to be used for such purposes, shall never exceed the net profits of the company, including the undistributed profits, as determined in the financial statements approved by the Ordinary Shareholders' Meeting; (e) while such Shares are owned by to the Company, such Shares can not be represented during Shareholders' Meeting of any class; and (f) the Shares, including the Treasury Shares referred to in this Article, acquired by the Company, notwithstanding the provisions set forth in the General Law of Commercial Companies, may be placed among public investors, and the corresponding capital increase shall need no action or resolution from the Shareholders' Meeting or the Board of Directors with respect to their placement. II.- Any Shareholder, Holder or group of shareholders or Holders which by any act, agreement, contract or arrangement should act together, intending to acquire, purchase, encumber or affect in any way Shares or rights that are vested on such Shares in their capacity as Holder or Holders with respect to Shares representing 2% of the capital of the Company, regardless if such acts or transactions are made directly or indirectly, in one or several transactions, simultaneous or successive or otherwise, shall obtain the prior approval from the Board of Directors of the Company, and the Board shall resolve the request within the 90 (ninety) calendar days immediately following the date of the approval request , which request shall be addressed in writing to the Chairman or Secretary of the Board of Directors. If the Board of Directors denies such approval, it shall designate one or more buyers for the Shares, and such buyers shall pay to the Shareholders or Holders the corresponding price, which shall be equal to the average purchase price in the Mexican Stock Exchange during the ten days prior to the date of the transaction, provided that there were transactions in the Mexican Stock Exchange. In the event that the Board grants the approval, the transaction shall be completed within the 10 business days following the date in which the Board of Directors notified its resolution; otherwise, the approval shall become void. III. In order to acquire title of Shares representing 20% or more of the capital of the Company, the approval of the Board of Directors of the Company shall be required, which shall be granted before the consummation of the transaction, public offer, or act that may trigger the obtaining of or exceeding such percentage; and the Board of Directors shall resolve within the 90 (ninety) calendar days following the date of the written approval request addressed to the Chairman or the Secretary of the Board of Directors. If the Board of Directors approval is obtained, the Holder or Holders, Shareholder or Shareholders or the Purchaser or Purchasers intending to acquire title over Shares that represent or exceed such percentage, shall be bound to make a public offer to purchase all the Shares representing the outstanding common ordinary capital of the Company. IV.- In the event that the requirements set forth in sections (II) and (III) are not complied with, the Holder or Holders shall not exercise the corporate rights vested on the Shares for which they have been deemed to obtain title, and such Shares shall not be taken into account to determine a quorum for purposes of shareholders meetings, and the Company shall refrain from recording such Holders in the Shareholders Ledger referred to in the General Law of Commercial Companies, and the registry kept by the Securities Depositary Institution shall be ineffective.

To determine if the percentage referred to in section III above is obtained or exceeded, the following Shares, in addition to the Shares of the persons participating in any way, or owned by the persons that act together by virtue of any act, agreements or contract in the transaction, act, agreement, public offer or agreement that triggered or caused the events described in such section (such participant or participants, an "Acquirer", as the case requires singular or plural), will be considered as a group: (i) the ones intended to be acquired; (ii) the ones held by entities in which the Acquirer, or the persons referred to in section (iv) have direct or indirect participation, or with whom the Acquirer or the persons listed in section (iv) have an arrangement, agreement or contract, either directly or indirectly, by virtue of which they can influence the exercise of rights of such entities by virtue of their holdings; (iii) the ones held by means of a trust or similar structures under other jurisdictions, in which trust or structures participates the Acquirer, the relatives referred to in section (iv) or any person acting on the account of, or by virtue of an agreement, contract with the Acquire or said relatives; (iv) the ones held by relatives up to the second degree (by blood or by law) in straight line or cross line (including the adopted persons or persons under custody) of the Acquirer; and (v) the ones held by individuals by virtue of a mandate (of any kind) or by any other act, agreement or contract with the Acquirer or by any persons listed in section (ii) or (iv), or with respect to any such persons which may influence or determine the exercise of rights or authority corresponding to such Holdings. Any reference to "Acquirer", in the event they are more than one, shall be construed, as including the plural, and the text shall be adapted accordingly if context so requires.

For purposes of the provisions contained in these By-laws: (i) Each time reference is made to "Shares" (including the plural or singular) it shall be construed to mean the Shares representing capital of the Company, and in the case of the Ordinary Participation Certificates or any other securities (including receipts or similar documents) issued or to be issued with reference to the Shares, including any type of securities, depositary receipts
o similar documents issued based on such Certificates or other securities, the reference shall apply to the Shares representing capital of the Company referred by said certificates or securities; (ii) the limitations to the transfer, encumbrance or acquisition of portions of the capital of the Company referred to in this Article, shall be construed as extensive to the certificates or securities mentioned herein; and (iii) "Holdings" (including references to "Holder") shall mean with respect to Shares, having any kind of (directly or indirectly) property (even in the event of usufruct, as owner subject to a usufruct or usufructuary, by a loan as lender or debtor; borrowing of securities, as granting or receiving such borrowing; or pledge, as pledgor or pledgee), possession; fiduciary property or rights derived from trusts or similar structures under other jurisdictions; the right to exercise, or to determine the exercise of, any shareholder right, or the right to determine the sale, transfer or otherwise to affect or encumber the Shares or the rights vested in such Shares, or to determine the application, or to have the rights to receive the benefits or proceeds of the sale, transfer or encumbrance of the Shares, or the rights vested in such Shares.

In the event of Trusts established by the Company, for the issuance of Ordinary Participation Certificates to be placed among the public investors, the trust institution shall not be bound to the provisions of this Article and the provisions of Article 10 (ten).

ARTICLE 8. To increase or reduce the capital of the Company and to redeem outstanding Shares with distributable earnings, with the exception of the provisions of Article 7 of these By-laws and the exercise of the redemption rights in the event of variable capital, it shall be proceeded as follows: The capital in the fixed and not-redeemable portion shall only be increased or decreased by resolution of the General Extraordinary Shareholders' Meeting, and such meeting shall also approve the amortization of the outstanding Shares representing this portion of the capital of the Company with distributable earnings, and the modifications in the limits of the variable capital. The capital of the Company in its variable portion may be increased or decreased by a resolution of the ordinary Shareholders' Meeting, as the amortization of Shares outstanding representing such variable portion with distributable earnings; in the event of capital increases in the variable part, the Shareholders' Meeting may delegate to the Board of Directors the terms and conditions under which the issuance, payment and subscription of the new Shares shall take place, and such Shares, once issued but unsubscribed, shall remain in the Treasury of the Company. In the event of a capital reduction in the variable part, the Board of Directors, in compliance with the applicable legal provisions, shall be entitled to fix the terms and conditions for its implementation. The amortization of Shares with distributable earnings shall be done further to the provisions of the General Law of Commercial Companies. The minutes of the Ordinary General Shareholders' Meeting which approve the increases and, as applicable, the decreases of the variable portion of the capital, shall be protocolized, except when the shareholders exercise their redemption right, or when the increase or decrease result from Share repurchases.

In accordance with the provisions of the Securities Market Law and further to the requirements established by the National Securities Commission, the Company may increase its capital by issuing non-voting Shares, as well as Shares with limited corporate rights, and Shares with restricted voting rights. The issuance of these kinds of Shares shall not exceed the percentage of capital set forth by the Securities Market Law or the National Securities Commission, and may represent the fixed part or the variable part of the capital.

The non-voting Shares shall not be counted to determine the attendance and voting quorums during Shareholders' Meetings, while those Shares with limited corporate rights and Shares with restricted voting rights shall only be counted to determine attendance and voting quorums in the shareholders meetings held to discuss items in which they are entitled to vote.

The Class Shares that may be issued shall form one or more Series and their respective Sub-series, each Series shall be identified by two alphabet letters, one of which shall be the letter "A", the "B" or the "N", respectively, and further to the holdings restrictions set forth in these By-laws regarding the Series "A", common capital; or unrestricted common capital as described in these By-laws for the Series "B", or if they are considered as neutral investment, in which case they will also have unrestricted trading; and the other letter will serve to distinguish them from the Shares representing the Common Ordinary Capital of the Company, and of the remaining Series of Shares comprising the Company's capital, adding a progressive number for each Sub series issued.

In the event of capital increases, except in the case of offerings of previously repurchased Shares by the Company and in the event of a waiver of preemptive rights to perfect a public offering further to the terms of the Securities Market Law, the Shareholders shall have the right of first refusal to subscribe, in proportion to their holdings in the Common Ordinary Capital of the Company, or of the capital represented by Class Shares, the Shares to be issued. The proportion shall be determined considering only the shareholder's participation in the outstanding capital of the Company. This right of first refusal may only be exercised with respect of Shares of the same class that the shareholder owns and within the 15 (fifteen) days following the publication of the resolutions of the respective shareholders meeting; the publication shall be done through the means set fort on these by-laws for the notices for the shareholders meetings. For purposes of the provision of this paragraph, "Public Offer" shall mean an offer addressed to one or more groups of undetermined but identifiable persons, based on one or more common characteristics.

The Shareholders shall have the right to receive the Shares issued as a result of capitalization of reserves or earnings, provided that any Shares issued for such concept, shall correspond, proportionately, to all the outstanding shares of the Company. The Shareholders' Meeting shall determine the nature or the class of Shares that shall represent the capital increases as a result of capitalization of reserves or earnings, and only the Holders of the Shares representing common ordinary Capital of the Company, or class capital, as the case may be, shall have the right to receive the Shares issued in proportion to their shareholdings in the ordinary common capital, or class capital, of the Company.

The Company may issue unsubscribed Shares to conduct an offering among Public Investors, and shall keep such Shares in custody in an Authorized Depositary Institution in accordance with the provisions of the Securities Market Law.

The outstanding Shares representing the Variable Part of the capital shall have redeemable rights, which shall be exercised further to the terms set forth in the General Law of Commercial Companies, with the following conditions: The redemption price that the Company shall pay to its shareholders exercising their redemption right shall be equal to the lesser value of: a).- the 95% of the quoted price for the Shares in the Stock Exchange, obtained as a weighted average price per volume of the Shares' operations traded during the last thirty days prior to the redemption date, during a period which shall not exceed six months; or b).- the book value of the Shares of the Company, as determined in the most recent financial statements as of the close of the fiscal year immediately prior to that in which the redemption shall take place, which financials shall be approved by the General Ordinary Shareholders' Meeting. When the number of days on which Shares of the Company were traded during the period mentioned in section a) is less than thirty, the actual number of days on which the Shares were traded shall be taken into account. In the event that the Shares are not traded during said period, the book value of the Shares shall be taken into account. Payment of the redemption price shall be payable by the Company beginning the next day following the date of the ordinary shareholders meeting that approved the financial statements corresponding to the fiscal year in which the redemption will take place.

The Company shall keep a Book, which shall be authorized by the Chairman or the Secretary of the Company or by any other officer authorized for such purposes by the Board of Directors. In such Book shall be recorded the Increases or Reductions if the capital in the Variable Part.

ARTICLE 9. The certificates to be issued representing the Shares of capital, whether provisional certificates or the definitive certificates, shall comply with the requirements set forth in the General Law of Commercial Companies, Articles 5, 7 (with respect to the restrictions to transfer Shares or to acquire significant amounts of the capital), and the last two paragraphs of Articles 8 and 10 in respect of the obligation to notify and to keep a record of significant holdings, and shall bear the authentic signatures of any two directors appointed by the Board of Directors (or one Director and the Secretary if the Secretary is not a member of the Board); the Chairman and the Secretary of the Board of Directors may use facsimile signatures in accordance with the provisions of the General Law of Commercial Companies, and shall bear coupons for the exercise of dividend and first refusal rights. The Board of Directors shall determine the number of Shares covered by each certificate, and the number of coupons to be affixed to them.

ARTICLE 10. The Company shall have a shareholder ledger containing: a).- The name, citizenship and the domicile of the Shareholder, and an indication of the Shares owned by such shareholder, indicating the numbers, series, classes and other related information; b) Indications regarding payments of the Shares; c) Pledges over Shares and rights affecting title, and transfers made pursuant to the General Law of Commercial Companies and the second paragraph of Article 7 of these by-laws. The Shareholders Ledger shall be signed by any one of the Chairman or by the Secretary of the Board of Directors, or by any other officer specifically appointed by the Board of Directors for such purposes. The Company shall only consider as the Holder of the Shares, the person appearing in the Shareholder Ledger referred to in this Article. For such purposes, the Company shall record in such Ledger, at the request of any Holder, the transfers, limitations or encumbrances affecting the Shares. In the event that the Shares are deposited in one of the approved Securities Depositary Institutions pursuant to the Securities Market Law, any transfers of the deposited Shares shall be made in accordance to the provisions of said law. In addition, if someone becomes a Holder of Shares representing the following percentages (or if they exceed such percentages), shall inform the Company within 5 (five) business days after they obtain, reach or exceed the holding: 5%, 10%, 15% and 20%, respectively.

For the purposes described in this Article, the provisions regarding the grouping of Shares contained in Article 7, section III shall apply.

The obligation described in this Article regarding the notice of a significant Share ownership shall be applicable to all persons (individually or as a group) with respect to whom the Shares or holdings are grouped.

In the notice sent to the Company, such notice shall indicate the name of the person or persons holding title and the rights acquired, the information regarding the approval of the Board of Directors as set forth in Article 7 (Seven) of these by-laws, and the information to identify the persons in which such Shares should be grouped.

In the event the provisions of this Article regarding the notice of significant shareholdings to the Company are not complied with, the corresponding Shares shall not be represented during Shareholders' Meetings.

The Company shall have a Significant Holdings Ledger, in which the Company shall record the names, citizenship and domicile of the persons under which the Shares or certificates are issued, the relationship, agreement or contract between such persons, and any other information to verify the strict compliance with these by-laws. Only the persons appearing in such ledger shall be entitled to represent their respective Shares during Shareholders' Meetings. If these provisions are not complied, the Company shall not record the transactions, and the transactions made shall have no legal effect before the Company.

ARTICLE 11. The General Shareholders' Meeting shall be the supreme authority of the Company, and the Meeting may resolve or ratify any and all acts of the Company. Its authority will only be limited to the extent provided for in applicable law and these By-laws.

In the event that the capital of the Company, in addition to the ordinary common Shares, were represented by Shares of other classes, any proposal that may affect the rights conferred to the Holders of such classes of capital, shall be previously accepted by the affected class Shares gathered in Special Meeting, in which case it will be required an attendance and voting quorum as set forth for the Extraordinary Meetings, and shall be calculated with reference to the total amount of the Shares of the respective class.

The class shareholders meetings shall convene in the corporate domicile and the provisions set forth in Articles 13, 14 and 15 of these By-laws shall apply, and shall be chaired by the shareholder appointed by the attending shareholders, and the Secretary of the Company shall act as secretary, and in the event of his absence, the secretary shall be the person appointed by the attending shareholders.

ARTICLE 12. Ordinary Shareholders' Meetings shall convene at least once a year at the corporate domicile, in the date determined by the Board of Directors within the first four months following the end of the fiscal year. The Ordinary Shareholders' Meeting shall, in addition to resolving on the matters referred to in Article 181 of the General Law of Commercial Companies, shall submit to the Shareholders the report referred to in the general statement of
Article 172 of the General Law of Commercial Companies, together with the financial statements regarding the relevant fiscal year of the company or companies in which the Company is the majority shareholder, when the value of the investment in each of them exceeds 20% of its net worth, in accordance with the most recent financial statements of the holding company as of the end of the corresponding fiscal year, and shall additionally convene every time when called for further to the provisions of these by-laws. Extraordinary Shareholders' Meetings shall convene at any time in which they are convened.

ARTICLE 13. The notice for the General Ordinary or Extraordinary Shareholders' Meetings shall be made by the Board of Directors or by the Statutory Auditors, regardless of the rights conferred by law to the shareholders to cause for a notice to be made by a court. The notice shall be made by means of a publication in the State's Official Newspaper or in any of the newspapers of wide distribution within the corporate domicile, with at least 15 days anticipation to the date of the meeting. The notice shall include the place, date and hour for the meeting and shall contain the Agenda for the Meeting. If all the Shares of the outstanding capital are represented and such circumstance extends to the time of the vote, a meeting may be conducted without need of a notice. If the required quorum is not met, minutes shall be prepared and shall attest such circumstance, and such minute shall be signed by the President, the Secretary, the attending Statutory Auditor and the appointed tellers, stating the date of publication of the notice. In this event, a second notice shall be published stating such fact, for only one occasion, in the State's Official Newspaper or in any of the newspaper of wide distribution within the corporate domicile, with at least 15 days of anticipation to the date of the meeting.

The Holders of voting Shares, including the limited voting or restricted voting Shares, representing at least 10% (ten percent) of the issued and outstanding capital, shall be entitled to request a notice of the General Shareholders' Meeting in accordance with the provisions of the General Law of Commercial Companies and these By-laws.

Beginning from the publication of the notice to the Shareholders' Meeting, all the documents and related documentation for every item of the Agenda shall be made immediately available and without cost to the shareholders.

ARTICLE 14. To attend any General Shareholders' Meeting and to take part during such meetings, the vote-bearing shareholders shall deposit their Shares in the offices of the Company, in a credit institution, or in an Institution for the Deposit of Securities through a securities' broker in the securities market further to the provisions of the Securities Market Law. The Certificate of Deposit, and in its case the List of Holders provided by the securities' broker, shall be delivered to the Secretary of the Company at least with 48 hours in advance to the time of the Meeting. In addition, it will be necessary that with respect to the Shares intended to be represented in the Meeting, the provisions of Articles 7 and 10 of these By-laws are complied with. Upon the delivery of such Certificate, List and the verification of compliance of Articles 7 and 10 of these corporate By-laws, the Secretary shall issue a record stating the status of shareholder and the number of Shares to be represented. Such written record shall authorize the person in favor of whom it was issued to attend the meeting. The deposited Shares or the Certificates shall only be returned to the shareholders upon termination of the meeting and against delivery of the written record issued by the Secretary. The Secretary shall make available to the appointed Tellers the documentation referred in this section, in order for them to prepare, as soon as the registration period has been closed, the list of attending shareholders with voting rights.

ARTICLE 15. Any shareholder shall be entitled, subject to the term of these corporate By-laws, to attend to the Shareholders' Meetings personally or by means of an Attorney-in-fact. In this last case, the attorney-in-fact shall evidence its legal capacity by means of a Proxy prepared in accordance with the formats prepared by the Company and made available to the shareholders, including the securities' brokers in the Securities Market, during the term set forth in Article 173 of the Securities Market Law. The formats shall contain the following requirements: (a) establish in a clear manner the name of the Company, the Agenda for the Meeting, which shall not include as "General Matters" items, any of the items referred to in Articles 181 and 182 of the General Law of Commercial Companies, and b) it shall contain a space for the instructions to be issued by the shareholders granting the authority.

The Secretary of the Board of Directors shall verify the compliance of this Article and shall inform the Meeting in this respect.

ARTICLE 16. For the Ordinary Shareholders' Meeting to be considered legally installed by virtue of the first notice, at least 50% (fifty percent) of the outstanding capital with voting rights shall be present or represented thereat. In the event of a second notice, the Ordinary Shareholders' Meeting shall be legally installed irrespective of the number of voting Shares present or represented. For the Extraordinary Shareholders' Meeting to be considered legally installed by virtue of a first notice, at least three quarters of the outstanding voting capital shall be present or represented therein. In the event of a second notice, the Extraordinary Shareholders' Meeting shall be deemed to be installed if at least 50% of the voting Shares representing the outstanding capital are present or represented.

ARTICLE 17. The meeting shall be chaired by the Chairman of the Board of Directors or the person normally covering his absences, or in their absence by the individual appointed by the absolute majority of the attending shareholders. The Secretary of the Meeting shall be the Secretary of the Board of Directors, and in his absence, it shall be the individual appointed by the absolute majority of the attending shareholders. Voting shall be economic, unless the shareholders representing at least 20% of the Capital of the Company request that it be made on a registered mode. The Chairman of the Board of Directors shall appoint two (2) tellers, and such designation may be made in writing upon the publication of the notice for the Meeting. In the event of absences of the first-appointed Tellers, a new appointed may be made. The Tellers present at the Meeting shall certify, based on the documentation made available to them, and the attendance list prepared for such purposes, the number of Shares represented. If for any reason all the items contained in the Agenda are not discussed during the time of the Meeting, the Meeting will continue to be open for the following days until all the items of the Agenda may be discussed.

The Holders of voting Shares, including the limited-voting or restricted voting Shares, duly represented during a Shareholders' Meeting and representing at least 10% (ten percent) of the Outstanding subscribed capital, shall be entitled to request the adjournment in the voting of an item in which they considered themselves as not sufficiently informed, in accordance with the applicable provisions of the General Law of Commercial Companies.

ARTICLE 18. During Shareholders' Meetings, each Share of common capital shall be entitled to one vote. This principle shall be subject to the applicable legal provisions and the provisions of these by-laws, and shall have as exceptions the Shares temporarily repurchased by the Company referred to in the first paragraph of Article 7 and the Shares without voting rights, as well as the Shares with limited voting rights, and the Shares with restricted voting rights further to the Securities Market Law and the resolution of the shareholders meeting that approved the issuance of such Shares. During Ordinary Shareholders' Meetings, resolutions shall be valid by simple majority of votes represented. In the event of Extraordinary Shareholders' Meetings, resolutions shall only be adopted by the favorable vote of at least 50% of the outstanding voting capital, except in the event of amendments to Articles 7 (except with respect to repurchase of Shares), 10 and 22, it shall be required approval of (75%) seventy-five percent of the Shares entitled to vote. The Tellers, who shall sign the respective minute, shall be responsible of verifying the compliance of these quorums. The Holders of voting Shares, including the limited-voting or restricted-voting Shares, representing at least 20% (twenty percent) of the outstanding capital, shall be entitled to judicially object to the resolutions of the General Shareholders' Meeting, with respect to the items in which they are entitled to vote, provided that the requirements set forth in the General Law of Commercial Companies are complied with for such purposes.

ARTICLE 19. Management of the Company's business shall be entrusted to a Board of Directors formed by a minimum of 5 (five) members and a maximum of 20 (twenty) principal members, and at least 25% (twenty five percent) of such members (in the event of fractions rounded to immediately lower whole number) shall be independent directors in accordance to the definition set forth in the Securities Market Law. If determined by the respective shareholders' meeting, such meeting may appoint alternate directors. Alternate directors shall cover the temporary or permanent absences of the members of the Board of Directors. The Shareholders' Meeting shall appoint the Chairman of the Board of Directors, and such Meeting may also appoint the Secretary, which may not be a member of the Board. The members of the Board of Directors and their Alternates shall be in office until the persons designated by the Shareholders' Meeting to substitute them take possession of the office. The alternate directors, in the order of their appointments, shall cover the absences of the directors; in the event that the number of the alternate directors is less than the number of directors, each alternate director shall cover the absences of the directors in such order, once designated the alternate directors, the procedure shall be repeated until each member of the board has it respective alternate. Consequently, alternate directors may cover absences of one or more different members of the board, provided, however, that the Alternate Directors of the Independent Directors shall have the same character. The Principal Directors shall be covered in their absences by the corresponding Alternate Director in accordance with their appointment.

ARTICLE 20. The members of the Board of Directors shall be appointed by the Annual Ordinary Shareholders' Meeting by majority vote. The shareholders that during the designation of the Board of Directors represented a minority and dissented of the opinion of the majority shall have, provided that the number of Shares that they represent is at least the percentage determined by the General Corporation Law, the right to appoint one Director, and its respective alternate, which shall only cover the absences of such minority Director. In this event, the minority shareholders shall abstain from taking part of the election of the Directors referred to in Article 19 of the By-laws, limiting themselves to appoint by majority vote one Director and its Alternate.

Any minority group of Shareholders holding restricted voting Shares, other that the ones set forth in the General Law of Commercial Companies, or Shares with limited vote as provided in such Law, representing at least 10% (ten percent) or more of the outstanding capital, in one or both classes of Shares, shall have the right to appoint one Director and its respective alternate; in the absence of this minority designation, the Holders of such class of capital shall have the right to appoint 2 (two) Directors and their respective alternates, corresponding one Director to each class. In the second case, the appointments, as well as the removal or substitution of Directors shall be made during a Special Meeting; in the first case, removal of the minority director shall only take place when all remaining directors have been removed, except for the ones appointed during a Special Meeting.

For purposes of the provisions of this Article, if minority directors are appointed or a Special Meeting is held for such purposes, the Board of Directors shall be increased with the number of appointed directors.

ARTICLE 21. When the General Shareholders' Meeting so determines, it may appoint a Honorary Chairman of the Company to honor a person that deserves to hold such position based on his merits.

ARTICLE 22. The following individuals shall not be appointed as Directors or Statutory Auditors of the Company: a) the individuals that do not have the legal capacity to bind themselves; b) individuals that are involved in bankruptcy procedures, and such procedure is not lifted, c) the individuals that the Company has outstanding or matured debts against them, and such obligations are not duly guaranteed.- d) Persons who (either continuously or otherwise) have held position or office in, or have been legal representatives in any way of, or have been shareholders (directly or indirectly) in 5% or more of the capital or net worth of, or have rendered any kind of services to: persons or entities (incorporated or not) (except such Companies in which CEMEX, S.A. de C.V. has a direct or indirect participation of at least 40% (forty percent) of their capital) engaged in the production or distribution of cement or its related products (persons or entities shall include the persons that are shareholders or otherwise participate in the management, directly or indirectly, of such person or entity engaged in such activities, as well as entities in which such persons are shareholders or directly or indirectly participate in their management); or e) persons that have participated in any act that constitutes a violation to these By-laws, applicable law or regulations. If any Director after their designation falls into any of the events described above, shall cease in his function, and shall not act as directors again until a new election is made and provided the impediment has disappeared.

ARTICLE 23. The Board of Directors shall convene at least once every three months. The Chairman, at least 25% (twenty-five percent) of the members of the Board, or any of the Statutory Auditors, shall be entitled to convene for a Board of Directors' Meeting.

A meeting of the Board of Directors shall be deemed to be validly held with the presence of the majority of its members appointed by the Ordinary Shareholders' Meeting, and the Board of Directors' resolutions shall be valid if they are approved by an absolute majority of the attendant board members. Minutes for every meeting shall be prepared which shall contain the items discussed, and which shall be signed by the Chairman and the Secretary of the Meeting. The Board of Directors may adopt unanimous resolutions in lieu of a meeting. These resolutions shall be confirmed in writing.

ARTICLE 24. The Chairman shall preside the Shareholders' Meetings and the Board of Directors' Meetings; shall represent the Company before any authorities or corporations; shall have a casting vote during Board of Directors Meetings in the event of a tie; shall watch-out for the corporate operations and shall ensure compliance of these by-laws, the internal regulations and the resolutions adopted by the Shareholders and the Board of Directors. The Chairman shall be the executor of the resolutions of the Board, notwithstanding any authority granted to the Chief Executive Officer or the Manager appointed for such purposes. The member of the Board appointed by the Board shall cover the absences of the Chairman.

ARTICLE 25. In the event such appointment is not made by the Shareholders' Meeting, the Board shall appoint a Secretary, which may not be a Board member, and such appointment may be revoked at any time.

ARTICLE 26. The Ordinary Shareholders' Meeting may establish the obligation to the members of the Board, Officers and Managers to guarantee their duly performance of their respective duties.

The Holders of Shares representing at least 15% (fifteen percent) of the Outstanding subscribed and paid capital, may directly start a civil responsibility action against the members of the Board, the Statutory Auditors or the members of the Auditing Committee, provided that the requirements set forth in the General Law of Commercial Companies are satisfied.

ARTICLE 27. The Board of Directors shall have the following authorities: a) To Manage the business and affairs of the Company with the most ample General Power for Management Acts, further to the terms set forth in the second paragraph of Article (2554) two thousand five hundred fifty four of the Federal Civil Code, and its correlative Article (2448) two thousand four hundred forty eight of the Civil Code of the State of Nuevo Leon,- b) Exercise ownership acts in respects of the real and personal property of the Company, and its real and personal rights, in terms set forth in the third paragraph of Article (2554) two thousand five hundred fifty four of the Federal Civil Code and its correlative Article (2448) two thousand four hundred forty eight of the Civil Code of the State of Nuevo Leon. c) To represent the Company before any kind of administrative or judicial authority of the Municipality, State or Federation, as well as before any labor or any other authorities or before arbitrators with the broadest powers, including all special powers which by law require a special clause according to the first paragraph of Article
(2554) two thousand five hundred fifty four of the Federal Civil Code, and its correlative Article (2448) two thousand four hundred forty eight of the Civil Code of the State of Nuevo Leon, and to submit criminal suits and accusations, and be incorporated as a civil part for the purposes of criminal matters, and grant pardons, and to promote and withdraw from juicios de amparo; d)- To issue and subscribe any kind of negotiable instruments in the name and on behalf of the Company, to contribute properties of the Company, personal or real estate, to other companies and to subscribe Shares of capital or other equity interest in companies.- e).- To grant avales, bonds and generally guarantee obligations of third parties, including with pledge and mortgage, with or without compensation, and consequently to subscribe negotiable instruments, agreements and any other instrument to perfect such guarantees.-
f) To appoint the Chief Executive Officer, and shall be empowered to appoint Managers and Attorneys-in-Fact of the Company, as necessary.- g) To hire specially trained technicians or other companies, the rendering of services, as a consultant or delegating to them any one or more of the branches of management.- h) To execute the resolutions adopted by the Shareholders' Meeting, and in general, to carry-on the acts and operations necessary or convenient for the corporate purposes of the Company, except the ones expressly reserved by law, or otherwise pursuant to these by-laws, to the Shareholders' Meeting.- i) Further to the terms set forth in these corporate By-laws, to authorize or deny approval for the transfer, encumbrance or to perform any act that restricts, encumber or otherwise transfer any right or duty of the Shareholders, in any way or form, directly or indirectly, with respect to the Shares representing the capital of the Company.

The Board of Directors will have the authority, which may not be delegated, to approve the following transactions in which the Company or any Subsidiary of the Company (Subsidiary shall mean any corporation in which the Company holds, directly or indirectly, more than 50% of its equity share capital and has the right to vote 50% or more of the issued and outstanding Shares): (a) transactions that are not in the ordinary course of business of the Company, that are being considered to be entered into between Company and its shareholders, with persons that are part of the management of the Company or its Subsidiaries, or with persons that such individuals have patrimonial nexus, or otherwise have kinship (either by blood or by law) up to the second degree, the spouse or concubinary; (b) the purchase or sale of assets involving consideration of 10% (ten percent) or more of the value of the total assets; (c) the issuance of guarantees or avales for an amount exceeding 30% (thirty percent) of the value of the total assets, and (d) any other transaction different from those listed above and which represents more than 1% (one percent) of the total value of the assets. For purposes of sections
(b), (c) and (d) above, reference shall be made to the value of the assets in accordance with the consolidated Financial Statements of the Company and its Subsidiaries for the quarter ending immediately prior to the date of the corresponding transaction.

The members of the Board of Directors shall be responsible for the resolutions adopted further to the provisions of the last paragraph, except in the event set forth in Article 159 of the General Law of Commercial Companies.

In addition, only the Board of Directors of the Company shall determine the direction of the vote of the Shares that are the property of the Company, representing a majority of the capital of such issuer company.

The Board of Directors shall be entitled to delegate authority, except for the duties not subject to delegation in accordance to these by-laws, in favor of legal representatives, and such legal representatives shall be empowered to delegate once again the authority granted to them.

ARTICLE 28. The Chief Executive Officer shall be appointed by the Board, shall execute the resolution adopted by the Board, shall hold the signature of the Company, and shall have the following duties and powers: I.- To organize, manage and direct the personnel, the property and affairs of the Company further to the instructions of the Board of Directors, and to make collections and payments. II.- To execute agreements, to execute negotiable instruments which shall be issued, accepted, endorsed or guaranteed them, and all documents related to his powers and to execute any acts necessary in the ordinary course of business. III.- To establish the hiring and the removal of employees and to watch-out for their performance, having them at his orders. IV.- To direct and to sign the correspondence of the Company, and related documents. V.- To grant and revoke special or general powers of attorney, granting the authority it may deem convenient, including substitution authority, and VI.- To represent the Company before any kind of administrative or judicial authorities of the Municipality, State and Federation, before the labor authorities, arbitrators, etc, with the same powers granted to the Board of Directors in Article 26. The Board of Directors shall increase or reduce the powers of the Chief Executive Officer.

ARTICLE 29. The Board of Directors may appoint Managers and Deputy Managers, which shall be under the direct orders of the Chief Executive Officer, and such officer shall distribute among them their corresponding duties, and the Managers and Deputy Managers shall have the corresponding corporate authority granted to them.

ARTICLE 30. The Board of Directors may appoint, among its members, including the Secretary in the event the Secretary is not a member of the Board, one or more delegates to execute specific actions. The Secretary shall be authorized, in the event the Secretary is not a member of the Board, to sign in accordance to these corporate by-laws, the provisional certificates of the share certificates representing Shares of capital of the Company.

ARTICLE 31. The Board of Directors, during its first meeting, shall appoint a consulting committee formed by four members of the Board, and shall remain in office for two years. Resolutions of the committee shall be taken by a majority of its members.

ARTICLE 32. The Board of Directors, during its first meeting, shall proceed to form an Auditing Committee, which shall be formed by the number of members of the Board determined by the Board of Directors, provided that the majority of appointed members are Independent and one of them, as determined by the Board, shall be the Chairman of the auditing committee. The secretary of the Auditing Committee shall be the Secretary of the Board of Directors.

The Company shall keep a minute book to record the meetings of the Auditing Committee, in which the minutes of all Committee meetings shall be recorded, and which minutes shall be sighed by the Chairman and Secretary of the Committee.

The Annual Report of the Auditing Committee shall be presented to the Ordinary Shareholders' Meeting as required by the Securities Market Law.

ARTICLE 33. The Auditing Committee shall have the following duties: (a) to prepare an Annual Report of its activities and submit such report to the Board of Directors; (b) to issue an opinion regarding the transactions with related parties referred to in second-to-last paragraph of section (a) of Article 27 of these corporate by-laws; and (c) to propose to the Board of Directors the hiring of independent specialists in the event the committee deems it convenient, in order to obtain their opinion on the transactions referred to in section (b) above.

The Auditing Committee shall meet as many times as necessary, and its meetings shall be called for by the Chairman of the Board of Directors, a group representing 25 % (twenty-five percent) of the members of the Board, by any of the Statutory Auditors, or by the Chairman of the Auditing Committee. The decisions shall be adopted by majority votes of the attending members, and the Chairman of the Committee shall have a casting vote in the event of a tie; the Committee shall require the attendance of the majority of its members to have a valid meeting. The Alternates of the members of the Board of Directors that form part of the Auditing Committee shall have the same character with respect to the integration of such committee.

ARTICLE 34. The members and alternate members of the Board of Directors, and the Statutory Auditor and Alternate Statutory Auditor shall receive the compensations for their services established by the General Shareholders' Meeting.

ARTICLE 35. The surveillance of the operations of the Company shall be entrusted to Statutory Auditors appointed by the General Ordinary
Shareholders' Meeting, and Alternate Statutory Auditors may be appointed to cover the temporary or permanent absences of the Statutory Auditors.

The shareholders holding 10% or more of any class of Shares of capital shall be entitled to appoint one Statutory Auditor and its respective alternate, in which event the number of Statutory Auditors shall be increased with the one appointed by the minority shareholders.

The Statutory Auditors and their Alternates shall remain in office until the General Ordinary Shareholders' Meeting appoints their substitutes and such persons take office; provided, however, that the appointment of the Statutory Auditors appointed by minority shareholders shall not be revoked unless all the appointments of Statutory Auditors are revoked.

The Statutory Auditors shall attend the meetings of the Board of Directors, the meetings of the Auditing Committee, and the meetings of such consulting intermediating bodies in which the Board of Directors delegated any authority. For such purposes, the persons convening for such meetings shall also notify the Statutory Auditors for their attendance.

ARTICLE 36. The General Shareholders' Meeting may establish the obligation that the Statutory Auditor guarantee the duly performance of its duties.

ARTICLE 37. The fiscal years shall last one calendar year, running from January 1st to December 31 thirty-one of each year.

ARTICLE 38. The net profits obtained annually shall be applied in the following order: 1.- 5% shall be reserved to form the Legal Reserve up to an amount not less that 20% (twenty percent) of the capital of the Company. If by any event such amount is reduced, the reserve shall be reconstituted in the way described above. 2.- The amount determined by the Shareholders' Meeting shall be segregated to for special reserves or provisions. 3.- The remaining profits shall be distributed in equal parts to the shareholders in proportion to their holdings of Shares, provided that each Share will be entitled to an equal portion, unless the law or the Shareholders' Meeting determine in their issuance for the purposes of a special class of Shares. The payment of dividends shall be made in accordance with the terms set forth in applicable law.

ARTICLE 39. The founders of the Company do not reserve any special participation or special benefits in the profits of the Company.

ARTICLE 40. If there were losses, such losses shall be shared by the shareholders in proportion to their ownership and up to the value of their respective Shares, in the proportion they represent in the outstanding and paid-in capital.

ARTICLE 41. The Company shall be dissolved prior to its expiration, upon the occurrence of in any of the cases contemplated in Sections II Second, III Third, IV Fourth and V Fifth of Article 229 (two hundred twenty nine) of The General Law of Commercial Companies.

ARTICLE 42. Once the company is dissolved, the Shareholders' Meeting by majority vote shall appoint three Liquidators. The Shareholders' Meeting shall determine the term to conclude with the liquidation process and the compensation the liquidators shall receive.

ARTICLE 43. The liquidators shall adopt their resolutions by majority of votes. The liquidation shall be performed in accordance to the following guidelines: I.- Conclusion of the pending affairs in the way the liquidators deem convenient. II.- The liquidators shall collect the loans, shall pay the credits and shall transfer the assets of the Company that are necessary for such purposes. III. The liquid assets resulting from the final balance to be formed by the liquidators, and approved by the Shareholders' Meeting, shall be distributed among the shareholders in kind or selling such assets and distributing the proceeds or applying such proceeds in any way or form approved in accordance with the resolutions of the Shareholders' Meeting, respecting, in its case, the respective rights corresponding to special classes or shares, if any of them exist. The distribution of the liquid assets shall be in proportion of the amount of paid-in capital, and with respect to the preferential rights of the Holders of special classes of Shares.

ARTICLE 44. During the liquidation process, the Shareholders' Meeting shall have the necessary authority to determine the rules that, in addition to the authority set fort in applicable law of the provisions of these by-laws, shall govern the performance of the liquidator or liquidators, including the authority to revoke the appointment of liquidators and to appoint new ones. The Meeting shall be called during the liquidation process by any of the liquidators or the Statutory Auditor, since the Statutory Auditor shall have the same duties and obligations during the liquidation process that it normally performs during the life term of the company, with respect to the Board of Directors.

ARTICLE 45. In the event of cancellation of the Shares issued by the Company and registered in the Securities Section of the National Registry of Securities, the shareholders holding title to the majority of the ordinary Shares or that have the possibility, under any title, to impose decisions at the general shareholder meetings or to elect the majority of the Members of the Board of Directors of the Company, shall make a public offer to purchase, previously to the cancellation. In the event that once the public offer to purchase is made, if the Controlling Shareholders do not achieve to acquire 100% of the paid-in share capital, and previous to the cancellation of the registration of the Shares issued by the Company in the Securities Section of the National Registry of Securities, the said shareholders shall have the obligation to contribute into a trust, for a minimum period of six months, the necessary funds to purchase, at the same price of the public offer, the Shares of the investors who did not participate in such offer.

The shareholders that are mentioned in the previous paragraph shall not have the obligation to make the mentioned public offer for the registration cancellation when by virtue of a shareholder meeting the shareholders that represent at least 95% of the share capital of the Company give their consent, and that the amount offered for the Shares placed in the Public Market pursuant to this Article is less than three hundred thousand investment units, subject to the understanding that for requesting and obtaining the cancellation, the Company must have created the trust mentioned in the previous paragraph and issue a notice of the cancellation and of the creation of the trust by way of the electronic system used to send and distribute information authorized by the Stock Exchange in which it is listed.

The public offering referenced to in this Article shall be made at the prices, periods, terms and conditions established by the Mexican Securities Law or determined by the National Banking Commission pursuant to general rules issued by it.

                             CERTIFICATE

        The undersigned, Attorney-at-law JAIME ALEJANDRO TREVINO GONZALEZ, Official Translator duly appointed by the H. Superior Court of Justice in the State of Nuevo Leon pursuant to written approval authorization number 659/2003 and dated January 31, 2003, certified and represents that, this translation to the English language is, to the best of my knowledge, faithful, complete and accurate, without any omissions or additions, and is contained in a total of 18 pages, and corresponds to its original in the Spanish language and which consists of 36 pages, and which was submitted to the undersigned for its translation. Each page of the translated document contains a legend "Official Translation.- Jaime Alejandro Trevino Gonzalez.- Official Translator". Issued in the city of Monterrey, N.L. Mexico on this 21st day of the month of August, 2003.

                    JAIME A. TREVINO GONZALEZ
                        TEGJ-681225-AF4